Exhibit 1
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             ST. JUDE MEDICAL REPORTS RECORD SECOND QUARTER RESULTS
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           SALES INCREASE 23% LED BY ICD AND ANGIO-SEAL PRODUCT LINES
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St. Paul, MN, July 16, 2003 -- St. Jude Medical, Inc. (NYSE: STJ) today reported record second quarter 2003 sales and earnings. Second quarter 2003 net sales of $495 million represent a $91 million or 23% increase compared to the $404 million reported by the Company in the second quarter of 2002. Favorable foreign currency translation comparisons increased second quarter sales by $19 million. First half 2003 net sales were $936 million, an increase of $160 million or 21% over the $776 million reported in the first half of 2002. Favorable foreign currency translation comparisons increased first half 2003 sales by about $35 million.

Net earnings for the second quarter of 2003 were $82 million, a $12 million or 17% increase over the $70 million reported in the second quarter of 2002. Earnings per diluted share were $.43 in the second quarter of 2003, a 13% increase over the $.38 per diluted share reported in the second quarter of 2002. Net earnings for the first half of 2003 were $162 million, a $30 million or 23% increase over the $132 million reported in the first half of 2002. Earnings per diluted share were $.86 for the first half of 2003, a 19% increase over the $.72 per share reported in the first half of 2002.

Commenting on these financial results, St. Jude Medical President and Chief Operating Officer Daniel J. Starks, said, "Second quarter results were consistent with our overall expectations. Sales of $495 million represent a 23% increase over last year's second quarter and were a result of strong performance across multiple product lines. Earnings of $.43 per diluted share were consistent with our expectations and 13% higher than last year's second quarter, while year-to-date earnings of $.86 per diluted share were 19% greater than the first half of 2002. Another strong cash flow quarter allowed us to increase our cash reserves while internally funding a portion of the acquisition of Getz Japan and the Epicor Medical investment."

On April 1, St. Jude Medical announced the completion of the acquisition of Getz Bros. Co., Ltd., the largest distributor of St. Jude Medical products in Japan, the world's second largest medical technology market. The Company now has a significant direct presence in Japan, complemented by other longstanding Japanese distributor relationships. Second quarter results reflect the sales contributions of Getz to St. Jude Medical. On June 30, the Company announced regulatory and reimbursement approvals by the Ministry of Health, Labor and Welfare (MHLW) in Japan of the St. Jude Medical Integrity(R) Micro pacemaker family, offering Japanese physicians the smallest physical dimensions and most advanced features of any pacemaker available in that market. In the coming year, St. Jude Medical plans to introduce several other key products in Japan.

Starks added, "Our high-voltage cardiac rhythm management business continued the strong momentum we have seen since early 2001. ICD sales for the quarter of $106 million represented an increase of more than 42% over the second quarter of 2002. The St. Jude Medical Epic(TM) Plus, the first ICD to incorporate our clinically proven AF Suppression(TM) technology, was introduced during the quarter and has been well received by the clinical community. We expect to follow that product in the months ahead with the launch of the Atlas(R) Plus ICD, the industry's most powerful ICD that also incorporates AF Suppression(TM). We believe that our share of the conventional ICD market continued its steady increase in the second quarter.


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"Our second quarter view of the ICD market saw good growth in the conventional
ICD segment. We also saw expanded use of ICDs with cardiac resynchronization
(CRT) capability, a new high-voltage segment which we expect to enter with several advanced products in 2004. We are very excited that the new CRT ICD market is developing strongly in the U.S., as we anticipate a very attractive St. Jude Medical product offering next year. Our progress in the RHYTHM ICD study of the Epic(TM) HF ICD with CRT capability remains on track in every respect. On March 28, we announced that minimum patient enrollment had been achieved in this study. Those patients are being followed for six months as required in the study design. We expect to submit a pre-market approval application for the Epic(TM) HF device in the fourth quarter, as previously communicated," Starks said.

On June 10, St. Jude Medical announced that the first patients had been enrolled in the V-V (left ventricular, right ventricular) optimization phase of the RHYTHM study, with the expectation to provide clinical evidence that optimizing the interventricular timing of biventricular pacing therapy improves exercise capacity and left ventricular performance. The Company has also enrolled patients in the Quicksite(TM) over-the-wire (OTW) lead portion of the clinical trial. The St. Jude Medical Epic(TM) HF ICD and the Quicksite(TM) OTW lead heart lead are already approved and commercially available in Europe.

Starks continued, "In our low-voltage product line, sales for the second quarter totaled $212 million, an increase of 10% over last year's second quarter. International pacing sales continued to be strong, up 32%. A global launch is underway of the first models in our new pacemaker product family, the Identity(R) ADx DR, part of the Company's Team ADx product family, incorporating unique AT/AF discrimination and diagnostic features to complement our AF Suppression(TM) technology, and significant enhancements in programmer capabilities."

At the North American Society of Pacing and Electrophysiology (NASPE) meeting in May, the results of the OASES clinical trial demonstrated that St. Jude Medical's unique AF Suppression(TM) algorithm significantly reduced atrial fibrillation (AF) in patients with a history of AF and that even better results can be obtained with placement of the atrial lead in the low atrial septum. Also during the second quarter, the Company received FDA approval of the IsoFlex(R) S pacing lead and the first implant of the IsoFlex(R) P pacing lead.

In the electrophysiology (EP) catheter component of the cardiac rhythm management business, sales of EP catheters were $32 million, up about 40% over last year.

Second quarter sales in the Company's vascular closure business increased 36% to $52 million, compared to the second quarter of 2002 with the continued strong customer acceptance of the St. Jude Medical Angio-Seal(TM) product line. Initial launch of the Angio-Seal(TM) STS Plus is underway. The STS Plus builds on the very successful STS platform directed toward more efficient device positioning, smoother arterial access and simplified deployment. Sales of other Cardiology and Vascular access products for the quarter were $22 million.

Cardiac Surgery sales for the quarter were approximately $71 million, an increase of approximately 6% over the second quarter of 2002. Heart valve sales for the quarter were approximately $65 million, an increase of approximately 6% compared to the second quarter of 2002.

Starks concluded, "An important event during the second quarter was our announcement on May 2 of a minority investment in Epicor Medical, Inc., a developer of new devices for the treatment of atrial fibrillation (AF) which is the most common heart arrhythmia and a significant worldwide health challenge. The agreement with Epicor Medical also provides that St. Jude Medical will acquire Epicor


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Medical in 2004 if specific clinical and regulatory milestones are achieved.
Epicor Medical is pursuing the clinical evaluation of its High Intensity Focused Ultrasound (HIFU) ablation system for surgical treatment of AF. Epicor Medical's technology is unique and has the potential to deal definitely and simply with patients suffering from even the most difficult forms of AF. In addition, Epicor Medical's surgical ablation system would represent a new growth opportunity for our cardiac surgery business, leverage St. Jude Medical's long-standing relationship with cardiac surgeons and expand St. Jude Medical's "Surround AF" strategy."

The Company expects consolidated EPS for the third quarter to be in the range of $0.43 - $0.45 and continues to expect EPS for the full year 2003 to be in the range of $1.75 to $1.80.

St. Jude Medical's conference call will be webcast live and archived on July 16,
2003, at 8 AM CDT on the following website (www.sjm.com):
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http://phx.corporate-ir.net/phoenix.zhtml?c=73836&p=irol-EventDetails&EventId=750613.
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Any statements made regarding the Company's anticipated product approvals, sales, expenses and earnings are forward-looking statements which are subject to risks and uncertainties, such as those described in the Financial Report section of the Company's Annual Report to Shareholders for the fiscal year ended
December 31, 2002 (see pages 6-8). Actual results may differ materially from anticipated results.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers unmatched clinical performance and demonstrated economic value.


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                             ST. JUDE MEDICAL, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                         (DATA IN THOUSANDS, EXCEPT EPS)
                                   (UNAUDITED)

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                                          Three Months     Three Months      Six Months       Six Months
                                             Ended            Ended            Ended            Ended
                                         June 30, 2003    June 30, 2002    June 30, 2003    June 30, 2002
Net sales                                  $ 495,093        $ 404,348        $ 936,477        $ 775,541
Cost of sales                                161,300          128,962          300,764          247,750
  Gross profit                               333,793          275,386          635,713          527,791

  Selling, general & administrative          163,916          131,210          303,000          253,897
  Research & development                      60,203           49,291          116,145           95,756

Operating profit                             109,674           94,885          216,568          178,138

Other income (expense)                         1,045              227            2,242             (258)

Earnings before taxes                        110,719           95,112          218,810          177,880
  Income tax provision                        28,787           25,557           56,891           46,249
Net earnings                               $  81,932        $  69,555        $ 161,919        $ 131,631

Earnings per share
  Basic                                    $    0.45        $    0.39        $    0.90        $    0.75
  Diluted                                  $    0.43        $    0.38        $    0.86        $    0.72

Basic shares outstanding                     180,289          176,396          179,588          175,810
Diluted shares outstanding                   189,119          183,472          187,723          182,929
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                      CONDENSED CONSOLIDATED BALANCE SHEETS
                               (DATA IN THOUSANDS)
                                   (UNAUDITED)

                                     June 30, 2003   Dec. 31, 2002
Cash & equivalents                    $  589,142      $  401,860
Accounts receivable, net                 493,282         381,246
Inventories                              290,732         227,024
Other current assets                     141,218         104,187
Property, plant & equipment, net         302,364         300,481
Other assets                             721,963         536,581
Total assets                          $2,538,701      $1,951,379

Short-term debt                       $   31,647      $        0
Other current liabilities                409,428         374,652
Long-term debt                           176,757               0
Deferred income taxes                     48,238               0
Total equity                           1,872,631       1,576,727
Total liabilities & equity            $2,538,701      $1,951,379